Exhibit 99.1

FOR RELEASE MONDAY, MAY 5, 2014

Investor Contact:	Press Contact:

Steve Kunszabo Iridium Communications Inc. +1 (703) 287-7570 steve.kunszabo@iridium.com	Diane Hockenberry Iridium Communications Inc. +1 (703) 287-7421 diane.hockenberry@iridium.com

IRIDIUM COMMUNICATIONS INC.

ANNOUNCES SALE OF COMMON STOCK TO BARON FUNDS

MCLEAN, Va. - May 5, 2014 - Iridium Communications Inc. (Nasdaq: IRDM) (“Iridium”) today announced that it has entered into a stock purchase agreement pursuant to which Iridium will issue 7,692,308 shares of Iridium’s common stock directly to certain Baron funds at a price of $6.50 per share for aggregate gross proceeds of $50,000,002. Delivery and payment for the shares is expected to occur today.

Under the stock purchase agreement, if, during the period commencing on May 3, 2014 and ending on July 31, 2014 (the 90-day period following the date of the stock purchase agreement), or the protection period, Iridium issues or sells either (i) convertible securities with an exercise or conversion price lower than $7.9625, or (ii) common stock at an issue price lower than $6.50, in either case other than options or other securities issued under the Iridium 2009 Stock Incentive Plan or the Iridium 2012 Equity Incentive Plan, then Iridium is obligated to deliver, within ten calendar days of the end of the protection period, to each purchaser in the direct offering in the same proportion as the number of shares purchased by such purchaser in the direct offering, additional shares determined in accordance with the formula set forth in the stock purchase agreement, or protection shares; provided, however, that the number of protection shares to be delivered: (x) collectively to the purchasers under the stock purchase agreement shall not, when aggregated with the number of shares purchased in the direct offering, be greater than 9.99% of all issued and outstanding shares of common stock at the time of delivery of the protection shares, and (y) shall not, in the aggregate, exceed the limit at which the approval of Iridium’s stockholders would be required under rules of The Nasdaq Global Select Market.

Iridium intends to use the proceeds from this direct offering for general corporate purposes, which may include capital expenditures, including development and deployment of the Iridium NEXT system, working capital and general and administrative expenses.

The shares of common stock were offered by means of a prospectus supplement and accompanying base prospectus, each forming a part of an effective shelf registration statement. Copies of either or both prospectus supplements and the accompanying base prospectus for the offering may be obtained at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be a sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. Iridium has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on The NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to the potential issuance of additional shares of common stock and the application of offering proceeds. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties associated with Iridium’s business and finances in general. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the company’s Form 10-Q for the quarter ended March 31, 2014, filed with the U.S. Securities and Exchange Commission (“the SEC”) on May 1, 2014, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.